Exhibit 99-1


                                                For Immediate Release


      CENTRAL NEWSPAPERS COMPLETES ACQUISITION
      OF ALEXANDRIA (LOUISIANA) DAILY TOWN TALK;
      NEW PUBLISHER APPOINTED FROM NY TIMES COMPANY

          INDIANAPOLIS, IN, March 12, 1996 - Central Newspapers, Inc.
      has completed the previously announced acquisition of McCormick & Company, Inc. the parent company of the Alexandria Daily Town Talk newspaper of Louisiana, and McCormick Graphics Co., Inc., a commercial printing subsidiary, Louis A. Weil III, president and chief executive officer of Central Newspapers, announced today. The purchase price was $62 million in cash.

      It was also announced that John E. Newhouse II, 42, has been appointed the new publisher of the Town Talk. Mr. Newhouse had previously been with the New York Times Company as publisher of the Daily News in Palatka, Florida. Prior to that he was publisher of the New York Times' Daily Corinthian in Corinth, Mississippi. He held various other positions at the Times-News in Hendersonville, North Carolina and at the Daily Commercial in Leesburg, Florida.

          The Town Talk has a circulation of 40,400 daily and 41,300
      Sundays. Its market primarily covers seven parishes in Louisiana with a population of over 400,000.

          "The Town Talk is one of the premier medium-sized dailies in the South," Mr. Weil said. "It fits with our goal of acquiring newspaper properties with strong positions in their market areas and a proven history of journalistic integrity."

          Central Newspapers is a media company that publishes daily, Sunday and weekly newspapers including the Arizona Republic and The Gazette in metropolitan Phoenix, Arizona and The Star and The News in Indianapolis, Indiana, as well as smaller Indiana community papers. It is the 15th largest U.S. newspaper company in terms of circulation.

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